Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of CFS Bancorp, Inc. on Form S-8 (File Number 333-62053) of our report dated June 28, 2011, on the financial statements of Citizens Financial Bank 401 (k) Retirement Plan for the year ended December 31, 2010, which report is included in its Annual Report on Form 11-K.

/ s / BKD, LLP

Indianapolis, Indiana
June 28, 2011